Exhibit 99.1
Rackspace Technology Reports Second Quarter 2020 Results

•Second Quarter Revenue of $657 million, up 9% Year-over-Year
•Record Quarterly Bookings of $288 million, an increase of 107% Year-over-Year
•Net loss of $33 million, or ($0.20) per diluted share
•Adjusted EBITDA was $188 million and Adjusted EBITDA margin was 29%

SAN ANTONIO, August 31, 2020 – Rackspace Technology, Inc. (Nasdaq: RXT), a leading end-to-end multicloud technology solutions company, today announced results for its second quarter ended June 30, 2020.

Rackspace Technology Chief Executive Officer Kevin Jones commented, “We are proud and very excited to report our second quarter results following our IPO earlier this month. The quarter was highlighted by accelerating revenue growth driven by our ramping sales bookings growth over the past year. This quarter’s impressive 107% growth in sales bookings further validates our conviction in the massive opportunity presented by the tectonic shift to multicloud. Rackspace Technology is uniquely well positioned as a leading end-to-end multicloud solutions provider and each one of our nearly 7,000 Rackers are eager to serve that market need each and every day.”

Second Quarter 2020 Results

Revenue was $657 million in the second quarter of 2020, an increase of 9% as compared to revenue of $602 million in the second quarter of 2019. Revenue for the second quarter of 2020 was positively impacted by the acquisition of Onica Holdings LLC (“Onica”) in November 2019 as well as new customer acquisitions and growing customer spend in our Multicloud Services and Apps & Cross Platform segments. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, revenue increased by 4% in the second quarter of 2020 as compared to the second quarter of 2019.

Revenue from our Core Segments (“Core Revenue”), comprised of Multicloud Services and Apps & Cross Platform, increased 13% in the second quarter of 2020 as compared to the second quarter of 2019. On a constant currency basis, after giving effect to the acquisition of Onica as if it had occurred on January 1, 2019, Core Revenue increased 7% in the second quarter of 2020 as compared to the second quarter of 2019.

Bookings were $288 million in the second quarter of 2020, an increase of 107% as compared to Bookings of $139 million in the second quarter of 2019.

Net loss was $33 million in the second quarter of 2020, compared to net income of $63 million in the second quarter of 2019. The year-over-year change was primarily driven by a $141 million unrealized gain on an equity investment recorded during the second quarter of 2019, partially offset by the corresponding income tax impact of the gain.

Adjusted EBITDA was $188 million in the second quarter of 2020, an increase of 3% as compared to Adjusted EBITDA of $183 million in the second quarter of 2019.

Capital expenditures were $51 million in the second quarter of 2020, compared to $41 million in the second quarter of 2019.

As of June 30, 2020, we had cash and cash equivalents of $161 million with no balance outstanding on our Revolving Credit Facility.

Full-year 2020 Financial Outlook

Consolidated revenue growth, Year-over-Year in constant currency	9.0% - 10.0%
Core Revenue growth, Year-over-Year in constant currency	12.5% - 13.5%
Adjusted EBITDA	$756 million - $760 million
Adjusted Earnings Per Share	$0.75 - $0.81

Definitions of non-GAAP financial measures and the reconciliations to the most directly comparable measures in accordance with generally accepted accounting principles in the United States (“GAAP”) are provided in subsequent sections of this press release narrative and supplemental schedules. Rackspace Technology has not reconciled Consolidated revenue growth, Year-over-Year in constant currency or Core Revenue growth, Year-over-Year in constant currency guidance to the most directly comparable GAAP measures because it does not provide guidance on forward-looking foreign exchange rates given their potential variability, which could be significant. Further, Rackspace Technology has not reconciled Adjusted EBITDA or Adjusted Earnings Per Share guidance to the most directly comparable GAAP measure because it does not provide guidance on GAAP net income (loss) or the reconciling items between Adjusted EBITDA and GAAP net income (loss) as a result of the uncertainty regarding, and the potential variability of, certain of these items, such as share-based compensation expense. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort. With respect to Adjusted EBITDA and Adjusted Earnings Per Share guidance, adjustments in future periods are generally expected to be similar to the kinds of charges and costs excluded from Adjusted EBITDA in prior periods, but the impact of such adjustments could be significant.

Conference Call and Webcast

Rackspace Technology will hold a conference call today, August 31, 2020, at 4:00pm CT / 5:00pm ET to discuss its second quarter 2020 results. Interested parties may access the conference call live over the phone by dialing 1-877-407-4018 (domestic) or 1-201-689-8471 (international) and requesting the Rackspace Technology Second Quarter 2020 Earnings Conference Call. A live webcast of the call will be available on Rackspace Technology’s website at https://ir.rackspace.com/news-and-events/events-and-presentations. An audio replay of the conference call will be available approximately three hours after the conference call until 11:59 pm ET on September 14, 2020, and can be accessed by dialing 1-844-512-2921 (domestic) or 1-412-317-6671 (international), and providing the passcode 13708354.

About Rackspace Technology

Rackspace Technology is a leading end-to-end multicloud technology services company. We design, build and operate our customers’ cloud environments across all major technology platforms, irrespective of technology stack or deployment model. We partner with our customers at every stage of their cloud journey, enabling them to modernize applications, build new products and adopt innovative technologies.

Forward-looking Statements

Rackspace Technology has made statements in this press release and other reports, filings, and other public written and verbal announcements that are forward-looking and therefore subject to risks and uncertainties. All statements, other than statements of historical fact, included in this document are, or could be, “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and are made in reliance on the safe harbor protections provided thereunder. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions, our ability to successfully respond to the challenges posed by the COVID-19 pandemic, and other matters. Any forward-looking statement made in this presentation speaks only as of the date on which it is made. We undertake no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future developments or otherwise. Forward-looking statements can be identified by various words such as “expects,” “intends,” “will,” “anticipates,” “believes,” “confident,” “continue,” “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management. Rackspace Technology cautions that these statements are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this document, including among others, risk factors that are described in Rackspace Technology, Inc.’s Registration Statement on Form S-1 (File No. 333-239794), Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and other filings with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein.

Non-GAAP Financial Measures

This press release includes several non-GAAP financial measures such as constant currency revenue, Adjusted Net Income (Loss), Adjusted EBIT, Adjusted EBITDA and Adjusted Earnings Per Share (“EPS”). These non-GAAP financial measures exclude the impact of certain costs, losses and gains that are required to be included in our profit and loss measures under GAAP. Although we believe these measures are useful to investors and analysts for the same reasons they are useful to management, as described in the accompanying pages, these measures are not a substitute for, or superior to, GAAP financial measures or disclosures. Other companies may calculate similarly-titled non-GAAP measures differently, limiting their usefulness as comparative measures. We have reconciled each of these non-GAAP measures to the applicable most comparable GAAP measure in the accompanying pages.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,				Year-Over-Year Comparison
	2019		2020
(In millions, except % and per share data)	Amount	% Revenue	Amount	% Revenue	Amount	% Change
Revenue	$602.4	100.0%	$656.5	100.0%	$54.1	9.0%
Cost of revenue	(350.3)	(58.2)%	(414.6)	(63.2)%	(64.3)	18.4%
Gross profit	252.1	41.8%	241.9	36.8%	(10.2)	(4.0)%
Selling, general and administrative expenses	(226.5)	(37.6)%	(219.2)	(33.4)%	7.3	(3.2)%
Income from operations	25.6	4.3%	22.7	3.5%	(2.9)	(11.3)%
Other income (expense):
Interest expense	(100.8)	(16.7)%	(68.9)	(10.5)%	31.9	(31.6)%
Gain on investments, net	143.3	23.8%	1.0	0.1%	(142.3)	(99.3)%
Gain on extinguishment of debt	5.0	0.8%	—	—%	(5.0)	(100.0)%
Other income, net	1.7	0.3%	0.3	0.0%	(1.4)	(82.4)%
Total other income (expense)	49.2	8.2%	(67.6)	(10.3)%	(116.8)	NM
Income (loss) before income taxes	74.8	12.4%	(44.9)	(6.8)%	(119.7)	NM
Benefit (provision) for income taxes	(12.3)	(2.0)%	12.3	1.9%	24.6	NM
Net income (loss)	$62.5	10.4%	$(32.6)	(5.0)%	$(95.1)	NM

Net income (loss) per share:
Basic	$0.38		$(0.20)
Diluted	$0.38		$(0.20)
Weighted average number of shares:
Basic	165.2		165.5
Diluted	166.1		165.5
NM = not meaningful.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED RESULTS OF OPERATIONS
(Unaudited)

	Six Months Ended June 30,				Year-Over-Year Comparison
	2019		2020
(In millions, except % and per share data)	Amount	% Revenue	Amount	% Revenue	Amount	% Change
Revenue	$1,209.3	100.0%	$1,309.2	100.0%	$99.9	8.3%
Cost of revenue	(706.3)	(58.4)%	(818.0)	(62.5)%	(111.7)	15.8%
Gross profit	503.0	41.6%	491.2	37.5%	(11.8)	(2.3)%
Selling, general and administrative expenses	(458.2)	(37.9)%	(447.0)	(34.1)%	11.2	(2.4)%
Gain on sale	2.1	0.2%	—	—%	(2.1)	(100.0)%
Income from operations	46.9	3.9%	44.2	3.4%	(2.7)	(5.8)%
Other income (expense):
Interest expense	(189.8)	(15.7)%	(140.9)	(10.8)%	48.9	(25.8)%
Gain on investments, net	143.4	11.9%	0.9	0.1%	(142.5)	(99.4)%
Gain on extinguishment of debt	9.5	0.8%	—	—%	(9.5)	(100.0)%
Other expense, net	(2.3)	(0.2)%	(0.3)	(0.0)%	2.0	(87.0)%
Total other income (expense)	(39.2)	(3.2)%	(140.3)	(10.7)%	(101.1)	NM
Income (loss) before income taxes	7.7	0.6%	(96.1)	(7.3)%	(103.8)	NM
Benefit (provision) for income taxes	(2.7)	(0.2)%	15.3	1.2%	18.0	NM
Net income (loss)	$5.0	0.4%	$(80.8)	(6.2)%	$(85.8)	NM

Net income (loss) per share:
Basic	$0.03		$(0.49)
Diluted	$0.03		$(0.49)
Weighted average number of shares:
Basic	165.2		165.4
Diluted	165.9		165.4
NM = not meaningful.

RACKSPACE TECHNOLOGY, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)

(In millions, except per share data)	December 31, 2019	June 30, 2020
ASSETS
Current assets:
Cash and cash equivalents	$83.8	$161.4
Accounts receivable, net of allowance for doubtful accounts and accrued customer credits of $17.0 and $18.7, respectively	350.3	385.5
Prepaid expenses	76.2	64.0
Other current assets	33.4	40.2
Total current assets	543.7	651.1

Property, equipment and software, net	727.8	914.1
Goodwill, net	2,745.8	2,733.1
Intangible assets, net	1,817.4	1,726.2
Operating right-of-use assets	308.3	167.6
Other non-current assets	129.4	121.5
Total assets	$6,272.4	$6,313.6

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$260.4	$262.5
Accrued compensation and benefits	128.5	94.6
Deferred revenue	66.6	60.0
Debt	29.0	29.0
Accrued interest	36.0	35.7
Operating lease liabilities	58.3	58.9
Financing obligations	42.9	59.3
Other current liabilities	50.2	74.0
Total current liabilities	671.9	674.0

Non-current liabilities:
Debt	3,844.3	3,903.2
Operating lease liabilities	256.5	109.9
Finance lease liabilities	88.4	332.4
Financing obligations	86.4	90.6
Deferred income taxes	326.9	284.7
Other non-current liabilities	99.2	150.0
Total liabilities	5,373.6	5,544.8

Commitments and Contingencies

Stockholders' equity:
Preferred stock, $0.01 par value per share: 5.0 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value per share: 1,495.0 shares authorized; 165.4 and 165.6 shares issued and outstanding, respectively	1.6	1.6
Additional paid-in capital	1,602.7	1,619.2
Accumulated other comprehensive income (loss)	12.0	(53.7)
Accumulated deficit	(717.5)	(798.3)
Total stockholders' equity	898.8	768.8
Total liabilities and stockholders' equity	$6,272.4	$6,313.6

REVENUE BY SEGMENT

	Three Months Ended June 30,		% Change
(In millions, except %)	2019	2020	Actual	Constant Currency (1)
Multicloud Services	$449.6	$519.0	15.4%	16.2%
Apps & Cross Platform	79.0	79.9	1.1%	1.5%
Core Revenue	528.6	598.9	13.3%	14.0%
OpenStack Public Cloud	73.8	57.6	(22.0)%	(21.3)%
Total	$602.4	$656.5	9.0%	9.7%
(1)  Refer to "Non-GAAP Financial Measures" in this section for further explanation and reconciliation.

	Six Months Ended June 30,		% Change
(In millions, except %)	2019	2020	Actual	Constant Currency (1)
Multicloud Services	$902.4	$1,026.9	13.8%	14.3%
Apps & Cross Platform	157.1	161.4	2.8%	3.0%
Core Revenue	1,059.5	1,188.3	12.2%	12.6%
OpenStack Public Cloud	149.8	120.9	(19.3)%	(19.0)%
Total	$1,209.3	$1,309.2	8.3%	8.7%
(1)  Refer to "Non-GAAP Financial Measures" in this section for further explanation and reconciliation.

KEY OPERATING METRICS

	Three Months Ended June 30,
(In millions, except %)	2019	2020
Bookings	$138.8	$288.5
Core Quarterly Net Revenue Retention Rate	98%	99%
Quarterly Net Retention Rate	98%	98%
Annualized Recurring Revenue (ARR)	$2,355.8	$2,492.9

NON-GAAP FINANCIAL MEASURES

Constant Currency Revenue

We use constant currency revenue as an additional metric for understanding and assessing our growth excluding the effect of foreign currency rate fluctuations on our international business operations. Constant currency information compares results between periods as if exchange rates had remained constant period over period and is calculated by translating the non-U.S. dollar income statement balances for the most current period to U.S. dollars using the average exchange rate from the comparative period rather than the actual exchange rates in effect during the respective period. We also believe this is an important metric to help investors evaluate our performance in comparison to prior periods.

	Three Months Ended June 30, 2019	Three Months Ended June 30, 2020			% Change
(In millions, except %)	Revenue	Revenue	Foreign Currency Translation (a)	Revenue in Constant Currency	Actual	Constant Currency
Multicloud Services	$449.6	$519.0	$3.4	$522.4	15.4%	16.2%
Apps & Cross Platform	79.0	79.9	0.2	80.1	1.1%	1.5%
OpenStack Public Cloud	73.8	57.6	0.5	58.1	(22.0)%	(21.3)%
Total	$602.4	$656.5	$4.1	$660.6	9.0%	9.7%

(a)	The effect of foreign currency is calculated by translating current period results using the average exchange rate from the prior comparative period.

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2020			% Change
(In millions, except %)	Revenue	Revenue	Foreign Currency Translation (a)	Revenue in Constant Currency	Actual	Constant Currency
Multicloud Services	$902.4	$1,026.9	$4.9	$1,031.8	13.8%	14.3%
Apps & Cross Platform	157.1	161.4	0.3	161.7	2.8%	3.0%
OpenStack Public Cloud	149.8	120.9	0.5	121.4	(19.3)%	(19.0)%
Total	$1,209.3	$1,309.2	$5.7	$1,314.9	8.3%	8.7%

(a)	The effect of foreign currency is calculated by translating current period results using the average exchange rate from the prior comparative period.

Adjusted Net Income (Loss), Adjusted EBIT and Adjusted EBITDA

We present Adjusted Net Income (Loss), Adjusted EBIT and Adjusted EBITDA because they are a basis upon which management assesses our performance and we believe they are useful to evaluating our financial performance. We believe that excluding items from net income that may not be indicative of, or are unrelated to, our core operating results, and that may vary in frequency or magnitude, enhances the comparability of our results and provides a better baseline for analyzing trends in our business.

We define Adjusted Net Income (Loss) as net income (loss) adjusted to exclude the impact of non-cash charges for share-based compensation and cash charges related to the settlement of share-based awards in connection with the November 2016 merger, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses, as well as the tax effects of these non-GAAP adjustments.

We define Adjusted EBIT as net income (loss), plus interest expense and income taxes, further adjusted to exclude the impact of non-cash charges for share-based compensation and cash charges related to the settlement of share-based awards in connection with the November 2016 merger, transaction-related costs and adjustments, restructuring and transformation charges, management fees, the amortization of acquired intangible assets and certain other non-operating, non-recurring or non-core gains and losses.

We define Adjusted EBITDA as Adjusted EBIT plus depreciation and amortization.

Adjusted EBIT and Adjusted EBITDA are management’s principal metrics for measuring our underlying financial performance. Adjusted EBITDA, along with other quantitative and qualitative information, is also the principal financial measure used by management and our board of directors in determining performance-based compensation for our management and key employees.

These non-GAAP measures are not intended to imply that we would have generated higher income or avoided net losses if the November 2016 merger and the subsequent transactions and initiatives had not occurred. In the future we may incur expenses or charges such as those added back to calculate Adjusted Net Income (Loss), Adjusted EBIT or Adjusted EBITDA. Our presentation of Adjusted Net Income (Loss), Adjusted EBIT and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these items. Other companies, including our peer companies, may calculate similarly-titled measures in a different manner from us, and therefore, our non-GAAP measures may not be comparable to similarly-tiled measures of other companies. Investors are cautioned against using these measures to the exclusion of our results in accordance with GAAP.

	Three Months Ended June 30,		Six Months Ended June 30,
(In millions)	2019	2020	2019	2020
Net income (loss)	$62.5	$(32.6)	$5.0	$(80.8)
Share-based compensation expense	6.4	9.1	12.3	16.6
Cash settled equity and special bonuses (a)	6.2	5.8	11.7	14.1
Transaction-related adjustments, net (b)	4.6	8.1	9.4	16.5
Restructuring and transformation expenses (c)	12.5	22.1	26.3	37.1
Management fees (d)	3.0	3.5	5.9	7.1
Net gain on divestiture and investments (e)	(143.4)	(1.0)	(145.5)	(0.9)
Net gain on extinguishment of debt (f)	(5.0)	—	(9.5)	—
Other (income) expense (g)	(1.5)	(0.3)	2.3	0.3
Amortization of intangible assets (h)	41.5	44.0	83.9	88.2
Tax effect of non-GAAP adjustments (i)	12.5	(24.4)	1.5	(36.9)
Adjusted Net Income (Loss)	(0.7)	34.3	3.3	61.3
Interest expense	100.8	68.9	189.8	140.9
Provision (benefit) for income taxes	12.3	(12.3)	2.7	(15.3)
Tax effect of non-GAAP adjustments (i)	(12.5)	24.4	(1.5)	36.9
Adjusted EBIT	99.9	115.3	194.3	223.8
Depreciation and amortization	124.3	116.3	257.9	237.6
Amortization of intangible assets (h)	(41.5)	(44.0)	(83.9)	(88.2)
Adjusted EBITDA	$182.7	$187.6	$368.3	$373.2

(a)	Includes expense related to the cash settlement of unvested equity awards that were outstanding at the consummation of the November 2016 merger (amounting to $3 million for the six months ended June 30, 2019 and zero for all other periods presented), retention bonuses, mainly relating to restructuring and integration projects, and, beginning in the second quarter of 2019, senior executive signing bonuses and relocation costs.
(b)	Includes legal, professional, accounting and other advisory fees related to the acquisition of Onica in the fourth quarter of 2019, integration costs of acquired businesses, purchase accounting adjustments (including deferred revenue fair value discount), payroll costs for employees that dedicate significant time to supporting these projects and exploratory acquisition and divestiture costs and expenses related to financing activities.
(c)	Includes consulting and advisory fees related to business transformation and optimization activities, payroll costs for employees that dedicate significant time to these projects, as well as associated severance, facility closure costs and lease termination expenses. We assessed these activities and determined that they did not qualify under the scope of ASC 420 (Exit or Disposal costs).
(d)	Represents historical management fees pursuant to management consulting agreements. The management consulting agreements were terminated effective August 4, 2020, and therefore no management fees have accrued or will be payable for periods after August 4, 2020.
(e)	Includes gains and losses on investment and from dispositions, including our investment in CrowdStrike.
(f)	Includes gains on our repurchases of 8.625% Senior Notes in 2019.
(g)	Reflects mainly changes in the fair value of foreign currency derivatives.
(h)	All of our intangible assets are attributable to acquisitions, including the November 2016 merger.
(i)	We utilize an estimated structural long-term non-GAAP tax rate in order to provide consistency across reporting periods, removing the effect of non-recurring tax adjustments, which include but are not limited to tax rate changes, U.S. tax reform, share-based compensation, audit conclusions and changes to valuation allowances. When computing this long-term rate for 2019 and the 2020 interim period, we based it on an average of the 2019 and estimated 2020 tax rates, recomputed to remove the tax effect of non-GAAP pre-tax adjustments and non-recurring tax adjustments, resulting in a structural non-GAAP tax rate of 26%. The non-GAAP tax rate could be subject to change for a variety of reasons, including the rapidly evolving global tax environment, significant changes in our geographic earnings mix including due to acquisition activity, or other changes to our strategy or business operations. We will re-evaluate our long-term non-GAAP tax rate as appropriate. We believe that making these adjustments facilitates a better evaluation of our current operating performance and comparisons to prior periods.

Adjusted Earnings Per Share (EPS)

We define Adjusted EPS as Adjusted Net Income (Loss) divided by our GAAP average number of shares outstanding for the period on a diluted basis, after giving effect to the twelve-for-one stock split that was approved and effected on July 20, 2020 (the “Stock Split”), and further adjusted for the average number of shares associated with securities which are anti-dilutive to GAAP earnings per share but dilutive to Adjusted EPS. Management uses Adjusted EPS to evaluate the performance of our business on a comparable basis from period to period, including by adjusting for the impact of the issuance of shares that would be dilutive to Adjusted EPS.

(In whole dollars)	Three Months Ended June 30, 2020	Six Months Ended June 30, 2020
GAAP net loss per share diluted	$(0.20)	$(0.49)
Per share impacts of adjustments to net loss (a)	0.41	0.86
Impact of shares dilutive after adjustments to net loss(b)	—	—
Adjusted EPS	$0.21	$0.37

(a)	Reflects the aggregate adjustments made to reconcile Adjusted Net Income (Loss) to our net loss, as noted in the above table, divided by the GAAP diluted number of shares outstanding for the relevant period, as adjusted for the Stock Split.
(b)	Reflects the impact of 1,874,474 and 1,377,162 shares of common stock relating to equity awards for the three and six months ended June 30, 2020, respectively, which, due to rounding, did not have an impact on Adjusted EPS for the periods presented. These awards would have been anti-dilutive to GAAP net loss per share, and are therefore not included in the calculation of GAAP EPS, but would be dilutive to Adjusted EPS and are therefore included in the share count for purposes of presenting this non-GAAP measure.